EXHIBIT 3.4

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That via unanimous consent of the Board of Directors of Energy Focus, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that this Board of Directors (i) deems and declares that it is advisable and in the best interests of the Corporation and its shareholders for the shareholders to adopt the following proposed amendment to the Corporation’s Certificate of Incorporation, that would amend the Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000 shares, and (ii) directs that this proposed amendment be considered at the 2013 Annual Meeting of Shareholders of the Corporation:
Proposed Amendment:
Article IV(A) of the Corporation’s Certificate of Incorporation shall be replaced in its entirety with the following:
“ARTICLE IV
(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Preferred Stock” and “Common Stock”. The total number of shares which the Corporation is authorized to issue is One Hundred Fifty-Two Million (152,000,000) shares, each with a par value of $0.0001 per share. One Hundred Fifty Million (150,000,000) shares shall be Common Stock and Two Million (2,000,000) shares shall be Preferred Stock.”
SECOND: That thereafter, pursuant to resolution of its Board of Directors, the proposal was considered at the 2013 Annual Meeting of Shareholders of the Corporation at which meeting the necessary number of shares as required by statute of the General Corporation Law of the State of Delaware were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 24th day of October, 2013.

By:	/s/ James Tu
Name:	James Tu
Title:	Chairman and Chief Executive Officer